EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE
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
                                            Nine Months      Quarter Ended
                                           September 30      September 30
                                          1997     1996      1997     1996
INCOME ($ thousands)
Net income                                $62,108  $52,187   $22,207  $18,578
Preferred dividend requirements             3,646    3,816     1,212    1,268
Earnings available to common and common
  equivalent shares - Primary              58,462   48,371    20,995   17,310

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1988                          676       711       222      233
        Series 1990                        2,970     3,105       990    1,035
Tax benefit on preferred ESOP dividend
 eliminated due to conversion into common  (1,114)   (1,010)     (371)   (327)
Tax benefit on ESOP dividend assuming con-
 version to common, at common dividend rate  581       488       194      158
Earnings available for common
 and common equivalent
 shares - Diluted                        $61,575    $51,665   $22,030  $18,409

SHARES (thousands)
Weighted average number
   of shares outstanding
   during the period                      37,943    37,433    38,037   37,573
Shares issuable on exercise
   of stock options less shares
 repurchaseable from proceeds                437       482       486      464
Common and Common Equivalent Shares -
     Primary                              38,380    37,915    38,523   38,037

Shares issuable on conversion of:
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988          902        948       890      931
   8% Callable Cumulative Voting
      Convertible
      Preferred Stock, Series 1990        3,745      3,882     3,713    3,825
Common and Common Equivalent Shares -
      Diluted                            43,027     42,745    43,126   42,793

Earnings per Share:
  Primary                                 $1.52      $1.28      $.54     $.46
  Diluted                                 $1.43      $1.21      $.51     $.43
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